Exhibit 14(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated December 17, 2009, relating to the financial statements and financial highlights which appear in the October 31, 2009 Annual Reports to Shareholders of Janus Growth and Income Fund and Janus Research Core Fund (two of the funds constituting Janus Investment Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Denver, Colorado
November 15, 2010